UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                               ITC/\DeltaCom, Inc.
  ----------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.01
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031T 10 4
                 ----------------------------------------------
                                 (CUSIP Number)




                                December 31, 2000
  ----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.


         [   ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 11 Pages

CUSIP No. 45031T 10 4
----------------------------------------------------------------------------
1.       Names of Reporting Persons

                  SCANA Corporation

         I.R.S. Identification Nos. of Above Persons (entities only)

                  57-0784499
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  a.       [ X ]
                  b.       [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization             South Carolina
----------------------------------------------------------------------------
Number of         5.   Sole Voting Power                          0
Shares            -----------------------------------------------------
Beneficially      6.   Shared Voting Power                5,112,127
Owned by          -----------------------------------------------------
Each Reporting    7.   Sole Dispositive Power                     0
Person With            ----------------------------------------------
                  8.   Shared Dispositive Power           5,112,127
-----------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  5,112,127 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9           8.3%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)             CO, HC
----------------------------------------------------------------------------



                               Page 2 of 11 Pages

CUSIP No. 45031T 10 4---------------------------------------------------------
1.       Names of Reporting Persons.

                  SCANA Communications, Inc.

         I.R.S. Identification Nos. of above persons (entities only).

                  57-0784501
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  (a)      [ X ]
                  (b)      [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization            South Carolina
----------------------------------------------------------------------------
Number of                  5.       Sole Voting Power                   0
Shares            ----------------------------------------------------------
Beneficially      6.       Shared Voting Power                  5,112,127
Owned by          ----------------------------------------------------------
Each Reporting    7.       Sole Dispositive Power                       0
Person With                -------------------------------------------------
                           8.       Shared Dispositive Power    5,112,127
----------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  5,112,127 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9           8.3%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)             CO, HC
----------------------------------------------------------------------------



                               Page 3 of 11 Pages

CUSIP No. 45031T 10 4
----------------------------------------------------------------------------
1.       Names of Reporting Persons.

                  SCANA Communications Holdings, Inc.

         I.R.S. Identification Nos. of above persons (entities only).

                  51-0394908
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  (a)      [ X ]
                  (b)      [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization                     Delaware
----------------------------------------------------------------------------
Number of         5.       Sole Voting Power                              0
Shares            ----------------------------------------------------------
Beneficially      6.       Shared Voting Power                    5,112,127
Owned by          ----------------------------------------------------------
Each Reporting    7.       Sole Dispositive Power                         0
Person With                -------------------------------------------------
                  8.       Shared Dispositive Power               5,112,127
----------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  5,112,127 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               8.3%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                    CO
----------------------------------------------------------------------------





                               Page 4 of 11 Pages

Item 1.

         (a)      Name of Issuer

                  ITC/\DeltaCom, Inc.

         (b)      Address of Issuer's Principal Executive Office.

                  206 West Ninth Street            West Point, Georgia 31833
Item 2.

         (a)      Name of Person Filing

                           SCANA Corporation
                           SCANA Communications, Inc.

                           SCANA Communications Holdings, Inc.

         (b) Address of Principal Business Office, or if none, Residence.

               SCANA Corporation:                 1426 Main Street
                                                  Columbia, SC 29201

               SCANA Communications, Inc.:        1426 Main Street
                                                  Columbia, SC 29201

               SCANA Communications Holdings, Inc.:  300 Delaware Avenue
                                                     Suite 510
                                                     Wilmington, DE 19801

         (c)      Citizenship

                  SCANA Corporation:                 South Carolina

                  SCANA Communications, Inc.:        South Carolina

                  SCANA Communications Holdings, Inc.:   Delaware

         (d)      Title of Class of Securities

                  Common Stock, Par Value $.01

         (e)      CUSIP Number

                  45031T 10 4







                               Page 5 of 11 Pages

Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [   ]    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      [   ]    Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

         (c)      [   ]    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [   ]    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [   ]    An  investment    adviser   in    accordance    with
                           ss.240.13d-1(b)(1)(ii)(E).

         (f)      [   ]    An employee  benefit plan or endowment fund in
                           accordance  with ss.240.13d-1(b)(1)(ii)(F).

         (g)      [   ]    A parent holding  company or control person in
                           accordance  with ss.240.13d-1(b)(ii)(G).

         (h)      [   ]    A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [   ]    A  church  plan  that  is  excluded   from  the
                           definition  of an  investment  company  under section
                           3(c)(14)  of the  Investment  Company Act of 1940 (15
                           U.S.C. 80a-3).

         (j)      [   ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  Not applicable.

Item 4.  Ownership.

         (a)      Amount beneficially owned:

                           See Item 9 of cover pages.(b) Percent of class:

                           See Item 11 of cover pages.
         (c)      Number of shares as to which such person has

                  (i)     Sole power to vote or to direct the vote:

                           See Item 5 of cover pages.

                 (ii)     Shared power to vote or to direct the vote:

                           See Item 6 of cover pages.

                               Page 6 of 11 Pages

                  (iii) Sole power to dispose or to direct the disposition of:

                                    See Item 7 of cover pages.

                 (iv) Shared power to dispose or to direct the disposition of:

                                    See Item 8 of cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                           Not applicable.

Item 7.    Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on By the Parent Holding Company.

                           See Exhibit II.

Item 8.  Identification and Classification of Members of the Group.

                           See Exhibit II.

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

Item 10. Certification.

                           Not Applicable.




                               Page 7 of 11 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 10, 2001

SCANA CORPORATION


By:   s/William B. Timmerman
   --------------------------------
   William B. Timmerman, Chairman,
   President and Chief Executive
   Officer


SCANA COMMUNICATIONS, INC.


By:   s/William B. Timmerman
   --------------------------------
   William B. Timmerman, Chairman
   and Chief Executive Officer


SCANA COMMUNICATIONS HOLDINGS, INC.


By:  s/William B. Timmerman
   -----------------------------------
   William B. Timmerman, Chairman and
   Chief Executive Officer







                               Page 8 of 11 Pages

                                  EXHIBIT INDEX

Exhibit I        Agreement Required by Rule 13d-1(k)(1)
Exhibit II Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company; Identification and Classification of Members of the Group





                               Page 9 of 11 Pages

                         EXHIBIT I Agreement Required by Rule 13d-1(k)(1
                            --------------------------------------

         Each of the undersigned agrees that this Schedule 13G is being filed on behalf of each of them.


                             SCANA CORPORATION


                      By:  s/William B. Timmerman
                           -----------------------------------
                           William B. Timmerman, Chairman, President
                           and Chief Executive Officer

                           Date: April 10, 2001


                           SCANA COMMUNICATIONS, INC.


                        By:  s/William B. Timmerman
                             -----------------------------------
                             William B. Timmerman, Chairman and
                             Chief Executive Officer

                             Date: April 10, 2001


                           SCANA COMMUNICATIONS HOLDINGS, INC.


                      By:    s/William B. Timmerman
                             -----------------------------------
                             William B. Timmerman, Chairman and
                             Chief Executive Officer

                             Date: April 10, 2001





                               Page 10 of 11 Pages

   EXHIBIT II    Identification  and  Classification  of the
                 Subsidiary Which  Acquiredthe  Security Being
                 Reported    on   by   the   Parent    Holding
                 Company;Identification  and Classification of
                 Members of the Group
                -------------------------------------------------------------

         The members of the group filing this Schedule 13G pursuant to Rule 13d-1(d) are SCANA Corporation, SCANA Communications, Inc., and SCANA Communications Holdings, Inc. SCANA Corporation is the parent company of SCANA Communications, Inc., which acquired the shares whose ownership is being reported in this Schedule 13G and which subsequently contributed the shares to its wholly owned subsidiary SCANA Communications Holdings, Inc.


                               Page 11 of 11 Pages